Exhibit 10.1

Execution Version

RELEASE AGREEMENT

1.	This Release Agreement is being entered into by Meg A. Gentle (the “Executive”) and Cheniere Energy, Inc. (the “Company”) in order to further the mutually desired terms and conditions set forth herein and as a condition to payment of the Grants and Awards (as defined below) and shall be effective on August 26, 2016 (“Effective Date”). The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

2.	(a) The Executive’s timely execution of this (x) Release Agreement and non-revocation of the General Release and/or ADEA Release contained in Sections 3 and 6 herein and (y) the Settlement Agreement between the Company, Cheniere Marketing Ltd. and the Executive (the “UK Release”) entered into concurrently with this Release Agreement, is in partial consideration of the benefits described in Section 2(b) below under the (1) Cheniere Energy, Inc. 2011 Incentive Plan Restricted Stock Grant dated February 18, 2013, by and between the Executive and the Company (the “2013 Restricted Stock Grant Agreement”) and (2) Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan Phantom Unit Award Agreement, dated April 21, 2015, by and between the Executive and the Company (the “Phantom Unit Award Agreement”).

(b) Upon termination of Executive’s employment, which shall be without Cause subject to the provisions set forth in this Agreement, and shall be effective on the Effective Date of this Agreement and provided Executive does not revoke the ADEA Release as provided herein on or before the seventh day following her execution of the Agreement or the UK Release attached as Exhibit 1, (1) With respect to the Executive’s outstanding unvested shares under the 2013 Restricted Stock Grant Agreement, the Company hereby waives the continuous service requirement and the Executive shall vest in 20 percent of the Milestone Restricted Shares (which the parties agree are 120,000 shares) in full immediately upon upon substantial completion (as defined in the EPC Contract) of Train 4 of the Liquefaction Project as provided in the 2013 Restricted Stock Grant Agreement section 5(a)(iii) and the remainder of the unvested restricted shares shall be forfeited; and (2) 100,000 units of the Executive’s outstanding unvested units under the Phantom Unit Award Agreement shall vest in full and be paid on the day following expiration of the revocation period provided in Section 6(j) and the remainder of the unvested units (which the parties agree are 33,333 units) shall be forfeited. The Grants and Awards that vest (or, for the Grant under the 2013 Restricted Stock Grant Agreement for which the Company has waived the continuous service requirement) pursuant to this paragraph are the “Grants and Awards,” and the awards that are forfeited pursuant to this paragraph are the “Forfeited Awards.” The Executive agrees that she is not entitled to the Grants and Awards by reason of this Release Agreement until and unless she executes this Release Agreement and the Parties agree that this Agreement in its entirety shall be null and void ab initio if Executive revokes the ADEA Release as provided herein or the UK Release attached as Exhibit 1. Also upon termination of Executive’s employment, the Company will pay the Executive (1) any accrued and unpaid base salary, cost of living allowance and repatriation allowance for miscellaneous expenses equal to one month’s salary, (2) Company 401(k) match for all periods up to and including her date of termination and (3) reimbursement for business expenses incurred by the Executive including without limitation moving and storage expenses to be paid by Executive or Company in connection with Executive’s relocation to Houston including the ongoing cost of storage of household goods and moving household goods from storage with full unpacking service upon Executive’s moving to a new residence after termination in accordance with Company policy or prior agreements with Executive (collectively, the “Accrued Benefits”). This Release Agreement will not affect the Executive’s (A) rights to indemnification, (B) rights pursuant to directors and officers insurance, in each case, under any agreement with the Company, the Company by-laws, the Company’s certificate of incorporation or as required by law, (C) rights in her capacity as a shareholder of the Company, (D) rights to income tax and social security benefits including tax equalization, tax preparation and services of an external tax advisor in connection with Executive’s assignment in the United Kingdom as provided in sections 5.1, 5.7.7 and 5.10 of Executive’s Assignment letter which shall continue for such period as Executive may have tax reporting or payment obligations arising from her assignment in the United Kingdom, or (E) rights and benefits she may have under any employee benefit plan as defined in the Employee Retirement Income Security Act, as amended, (these payments and benefits, the “Excluded Benefits”).

(d) The Company will return promptly to Executive all personal items from her Houston and London offices including Executive’s pay stubs which have been collected and filed in her Houston office.

3.

General Release by Executive. Except with respect to (i) the vesting and payments provided in Section 2(b), (ii) the Accrued Benefits and Excluded Benefits and (iii) Company’s obligations otherwise set forth in this Agreement, the Executive, on behalf of herself, her heirs, beneficiaries, personal representatives and assigns, hereby releases, acquits and forever discharges the Company, its present and former owners, officers, Executives, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities she has or may have as of the date she executes this Release Agreement of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to the Executive’s employment with the Company and/or the Executive’s termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. § 621, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et

seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, TEX. LAB. CODE § 21.001, et. seq., the Texas Workers’ Compensation Act, TEX. LAB. CODE §§ 451.001 - 451.003, the Texas Payday Act, TEX. LAB. CODE § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay, vacation pay, paid time off or benefits under any compensation, cash award, bonus, stock grant, equity grants or awards, or Executive benefit plan, program, policy, contract, agreement, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits; and any benefits which the Executive is entitled to receive under any Company plan that is a qualified plan under IRC §401(a) or is a group health plan subject to COBRA. COBRA continuation coverage is available to participants and their beneficiaries who participate in the Company’s group health plan, to the extent the participant properly elects and pays for such COBRA continuation coverage. Excluded from the General Release in this Section 3 are claims arising under the Age Discrimination in Employment Act (“ADEA”) and those claims which cannot be waived by law.

4.	General Release by Company. Except with respect to the Executive’s obligations set forth in this Agreement (and except for any claims that cannot be waived by law or any act of Executive determined by a court of competent jurisdiction to be a criminal act), Company hereby releases, acquits and forever discharges the Executive, her heirs, attorneys, agents (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities it has or may have as of the date it executes this Release Agreement of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to the Executive’s employment with the Company and/or the Executive’s termination of employment with the Company, including, but not limited to, all matters and claims stated and referred to in the July 11, 2016 letter from Sullivan & Cromwell LLP to Douglas E. Hamel.

5.	The Executive and Company agree not to commence any legal proceeding or lawsuit against any Released Party arising out of or based upon Executive’s employment with the Company or the termination of her employment with the Company. The Executive and Company represent that each of them have not filed any charges, complaints, or other proceedings against the other or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Release Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, the Executive understands and agrees that she is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.

6.	ADEA Release. The Executive hereby completely and forever releases and irrevocably discharges the Company and the other Released Parties, as that term is defined in Section 3 above, from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release Agreement (“ADEA Release”), and hereby acknowledges and agrees that:

a.	The Release Agreement, including the ADEA Release, was negotiated at arms-length;

b.	The Release Agreement, including the ADEA Release, is worded in a manner that the Executive fully understands;

c.	The Executive specifically waives any rights or claims under the ADEA;

d.	The Executive knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement, including the ADEA Release;

e.	The Executive acknowledges and understands that any claims under the ADEA that may arise after the date of the Release Agreement are not waived;

f.	The rights and claims waived in the Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which the Executive was already undisputedly entitled;

g.	The Executive has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release;

h.	The Executive understands that she has been given a period of up to 21 days to consider the ADEA Release prior to executing it, although she may accept it at any time within those 21 days;

i.	The Executive understands and agrees that any changes to Company’s offer, whether material or immaterial, do not restart the running of the 21-day review period; and

j.	The Executive understands that she has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If the Executive elects to revoke her release of age discrimination claims, the revocation must be in writing and delivered and presented to Wayne Williams, Director – Total Rewards, Payroll and HRIS, Cheniere Energy, Inc. by 5:00 p.m., Central Time, no later than the seventh day after the date on which the Executive executes the Release Agreement.

The consideration cited herein including Executive’s and Company’s respective releases of disputed claims and the promises contained herein are made for the purpose of purchasing the peace of the Released Parties and are not to be construed as an admission of liability or as evidence of unlawful conduct by any Released Party, all liability being expressly denied.

7.	The Executive and Company voluntarily accept the consideration cited herein, as sufficient payment for this Release Agreement including the full, final, and complete releases stated herein, and agrees that no other promises or representations have been made to the Executive by the Company or any other person purporting to act on behalf of the Company, or to Company by the Executive, except as expressly stated herein.

8.	The Executive and Company understand that this is a full, complete, and final release of their respective Released Parties. As evidenced by their signatures below, the Executive and Company expressly promise and represent to each other that they have completely read the Release Agreement and understands its terms, contents, conditions, and effects. The Executive and Company represent that each have made no assignment or transfer of the claims covered by Sections 3, 4 or 6 above.

9.	The Executive is advised to consult with an attorney prior to executing the Release Agreement. The Executive understands that she has the right to consult an attorney of her choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

10.	The Executive states that she is not presently affected by any disability which would prevent the Executive from knowingly and voluntarily granting the Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud. The Company states that it is fully authorized to execute this Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud.

11.

The Executive acknowledges that the business and services of the Company are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any Company plans, analyses, or strategies concerning international or domestic acquisitions, possible acquisitions, or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information (other than her own); manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company’s services and products, including components and parts thereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company’s agents, vendors, contractors, customers, and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to Executive benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company’s legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently secret to derive economic value from not being generally known (the “Confidential Information”). However, Confidential Information does not include information (A) that was or becomes generally available to the Executive on a non-confidential basis, if the source of this information was not reasonably known to the Executive to be bound by a duty of confidentiality, (B) that was or becomes generally available to the public, other than as a result of a disclosure by the Executive, directly or indirectly, that is not authorized by the Company or its affiliate, as applicable, or (C) that the Executive can establish was independently developed by the Executive without reference to any Confidential Information. The Executive acknowledges that she will maintain the confidential nature of all Confidential Information. The Executive further agrees to maintain in the strictest confidence and to not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the Company’s Confidential Information or any confidential information belonging to any agent, joint venture, contractor, customer, vendor, or supplier of the Company regardless of its form, without the prior written explicit consent of the Company’s Chief Executive Officer. The Executive shall take reasonable precautions to protect the inadvertent disclosure of information.

12.	The Executive acknowledges and agrees that any work product prepared, conceived, or developed by her during the term of her employment with the Company, including but not limited to all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered Confidential Information subject to the terms of this Release Agreement. To the extent applicable, the Executive agrees that when appropriate, and upon written request of the Company, she will acknowledge that her work product constitutes “works for hire” and will cooperate in the filing for patents or copyrights with regard to any or all such work product and will sign documentation necessary to evidence ownership of such work product in the Company.

13.	To protect the Confidential Information of the Company, the Executive agrees, for the time period beginning August 26, 2016 and ending November 26, 2016, not to solicit, or participate in or assist in any way in the solicitation of any employee of the Company (or any person who was an employee of the Company during the six-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means the Executive initiates contact with an employee of the Company (or any person who was an employee of the Company during the six-month period preceding such action) to become employed with any other person, partnership, firm, corporation or other entity or directs others to initiate such contact; provided, that responding to inquiries initiated by employees of the Company (or any person who was an employee of the Company during the six-month period preceding such action) or the provision of references shall not constitute a breach of the obligations in this Section 13. The Executive agrees that the covenants contained in this Section 13 are reasonable and desirable to protect the Confidential Information of the Company.

14.	Following the termination of the Executive’s employment with the Company and for a period of one year thereafter, the Executive agrees to reasonably cooperate with the Company and its directors, officers, attorneys and experts, and take such actions the Company may reasonably request with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which the Executive was involved or had knowledge during her employment with the Company. Any cooperation requests shall take into account the Executive’s personal and business commitments, and the Executive shall be reasonably compensated for her time (if appropriate for the matter) and further reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

15.

The Executive represents that she has returned to the Company or destroyed, except to the extent such return or destruction is expressly excused by the Company in writing, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by the Executive in her possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, and other Confidential Information obtained by the Executive in the course of the Executive’s employment but excluding records relating to Accrued Benefits or Excluded Benefits or records retained by Executive for personal financial planning, preparation of tax returns or payment of taxes including financial and expense account records.

16.	Nothing in the Release Agreement shall be deemed to affect or relieve the Company or Executive from any obligation contained in the Indemnification Agreement between Executive and Cheniere Energy Partners GP, LLC, dated 29 April 2009; the Indemnification Agreement between Executive and Cheniere Energy Inc., dated 16 April 2009; the Assignment Letter Ageement provisions relating to Income Tax and Social Security, Tax preparation services and Foreign chargeable gains and Confidential Information (§§ 5.1, 5.7.7, 5.10, 10) between Executive and Cheniere Energy Shared Services, Inc., and Cheniere Marketing Limited dated July 30, 2013, as amended; and the Confidentiality Agreement between Executive and Cheniere Energy Inc., dated May 3, 2004, which agreements and covenants the Executive and Company expressly reaffirm and re-acknowledge herein and which shall survive Executive’s termination.

17.	Should any future dispute arise with respect to the Release Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Release Agreement and the laws of the State of Texas. Any disputes between the parties concerning the Executive’s employment with the Company and/or the Release Agreement shall be settled exclusively in Harris County, Texas.

18.	The Executive hereby waives all rights to recall reinstatement, employment, reemployment, and past or future wages from the Company. The Executive further agrees not to apply for employment with the Company unless first receiving permission to submit such application by the Chief Executive Officer or Board of Directors. The Executive additionally represents, warrants and agrees that (i) upon timely (A) receipt of the Accrued Benefits and Excluded Benefits, and (B) vesting and payout (or settlement, as applicable) of the Grants and Awards (in accordance with and subject to the terms of this Release Agreement) subject to her execution and non-revocation of the General Release and/or ADEA Release in accordance with Section 2, she has (or will have) received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Released Parties.

19.	The Executive and Company expressly represent and warrant to each other that each has completely read the Release Agreement prior to executing it, has had an opportunity to review it with counsel and to consider the Release Agreement and to understand its terms, contents, conditions and effects and has entered into the Release Agreement knowingly and voluntarily.

20.	The Executive agrees that the confidentiality provisions in Section 11 of the Release Agreement are a material part of it and are contractual in nature.

21.	The Executive and Company acknowledge that they may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of the releases set forth above and which, if known or suspected at the time of entering into the Release Agreement, may have materially affected the Release Agreement and their decision to enter into it. Nevertheless, the Executive and Company hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

22.	Whenever possible, each provision of the Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any provision of the Release Agreement, other than Sections 3, 4 and 6, shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Release Agreement. If the Executive challenges the validity of the Release Agreement and Sections 3 and/or 6 is finally determined to be illegal, invalid, unconscionable, or unenforceable, the Company shall be entitled, at the Company’s sole option, to require the Executive to execute a new agreement that is enforceable. If the Company challenges the validity of the Release Agreement and Section 4 is finally determined to be illegal, invalid, unconscionable, or unenforceable, the Executive shall be entitled, at the Executive’s sole option, to require the Company to execute a new agreement that is enforceable.

23.	By signing below, Executive hereby resigns from all positions Executive holds (whether as an officer, manager, member, director, partner or otherwise) with Cheniere Energy, Inc., Caldera LNG Holdings SpA, Cheniere Chile SpA, Cheniere Energy Partners GP, LLC, CMI SPA Committee, Cheniere Energy Partners LP Holdings, LLC, Cheniere GP Holding Company, LLC, Cheniere International Investments, B.V., Cheniere International Investments Holdings, Sarl, Cheniere International Investments Sarl, Cheniere Marketing, LLC, Cheniere Marketing Ltd, Cheniere Marketing Ptd. Ltd, Cheniere Supply & Marketing, Inc., Concepcion LNG Holding SpA, Corpus Christi Liquefaction, LLC, Corpus Christi Liquefaction Stage III, LLC, Octopus LNG SpA and any of their respective subsidiaries, affiliates, general partners and other related entities, effective immediately. Executive agrees to promptly execute such other documentation as the Company determines necessary to effectuate Executive’s resignation from such entities.

/s/ Meg Gentle
Meg Gentle

Date:	August 26, 2016

CHENIERE ENERGY, INC.

By:	/s/ Jack A. Fusco

Date:	August 26, 2016

Exhibit 1

CHENIERE ENERGY INC.

and

CHENIERE MARKETING LTD.

and

MEG GENTLE

SETTLEMENT AGREEMENT

Herbert Smith Freehills LLP

This SETTLEMENT AGREEMENT is made

BETWEEN:

(1)	CHENIERE ENERGY INC. a company incorporated in Delaware with registered address 700 Milam Street, Suite 1900, Houston, Texas 77002 (the “Company”); and

(2)	CHENIERE MARKETING LTD. a company incorporated in England and Wales with registered number 08821369 whose registered office is at Wing 4, Fifth Floor, Berkeley Square House, Berkeley Square, London W1J 6BY (“CML”); and

(3)	MEG GENTLE (the “Employee”).

WHEREAS:

(A)	The Employee was, until August 18, 2016, engaged to provide services to CML under a letter of assignment between the Company, CML and the Employee dated July 30, 2013, as amended June 16, 2015 (the “Assignment Letter”).

(B)	At the same time as entering into this Agreement, the Employee will execute a US Release Agreement with the Company (the “US Release”) as a condition to continuing eligibility to receive the Awards (as defined in the US Release).

(C)	The Company and CML are entering into this agreement for themselves and on behalf of each of their respective Group Companies.

IT IS AGREED as follows:

1.	SETTLEMENT OF CLAIMS

In consideration of the good and valuable consideration under the US Release, the Employee agrees to the terms set out in this Agreement.

1.1	The Employee represents to the Company and CML (for themselves and on behalf of each of their Group Companies and each of the former and current and future officers, employees and agents of itself and each of its Group Companies, together the “Affiliates”) that she accepts and she does hereby accept the terms of this Agreement in full and final settlement of any claims she has or may have against the Company or CML or any of their respective Affiliates in respect of:

1.1.1	any claim that she was unfairly dismissed under section 111 of the Employment Rights Act 1996 (the “ERA”); and

1.1.2	any claim for a redundancy payment under section 163 of the ERA;

1.1.3	any claim in respect of unpaid wages or deductions from wages under section 23 of the ERA;

being claims previously made or intimated by or on behalf of the Employee.

1.2	Without prejudice to clause 1, the Employee further represents to the Company and CML (for themselves and on behalf of each of their respective Affiliates) that she accepts and she does hereby accept the terms of this Agreement in full and final settlement of any Claims save to enforce the terms of this Agreement and/or the US Release, that she has or may have against the Company or CML or any of their respective Affiliates relating to her employment, assignment, office or the holding of any office, the termination of her employment, assignment or of any office and/or any other matter (whether or not relating to her employment, assignment or office), including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law in respect of:

1.2.1	any common law claims, including any claim for breach of contract or tort (including any claim for personal injury);

1.2.2	any claim(s) under European Law or pursuant to the European Convention of Human Rights;

1.2.3	any claim that she was unfairly dismissed under section 111 of the ERA;

1.2.4	any claim for a redundancy payment under section 163 of the ERA;

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1.2.5	any claim in respect of unpaid wages or deductions from wages under section 23 of the ERA;

1.2.6	any claim under the ERA of detriment or unfair dismissal relating to a protected disclosure as defined in part IVA of the ERA;

1.2.7	any other claim under any of sections 11, 34, 48, 51, 54, 57, 57B, 60, 63, 63C, 63I, 70, 80, 80H, and 93 of the ERA;

1.2.8	any claim in relation to the right to be accompanied under sections 10 to 12 of the Employment Relations Act 1999;

1.2.9	any claim for discrimination, harassment or victimisation (or for instructing, causing, inducing or aiding discrimination, harassment or victimisation) because of age, disability, gender reassignment, marriage or civil partnership, pregnancy or maternity, race, religion or belief, sex or sexual orientation under section 120 of the Equality Act 2010, or any claim for equality of terms under sections 120 or 127 of the Equality Act 2010 or any claim under any related EU legislation;

1.2.10	any claim in relation to rest, holiday or holiday pay under regulation 30 of the Working Time Regulations 1998;

1.2.11	any claim under the Protection from Harassment Act 1997;

1.2.12	any claim for failure to comply with the Data Protection Act 1998; or

1.2.13	any other statutory claims or for breach of statutory duties.

The Employee further confirms and represents that the claims referred to at sub-clauses 1.2.3 to 1.2.10 are all claims that have been contemplated by the Employee.

1.3	For the purposes of clause 1.2, “Claims” shall mean claims that have arisen at the date of this Agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this Agreement and shall include all and any claims or rights of action of which at the time of entering into this Agreement:

1.3.1	neither the Employee nor the Company nor CML (nor any Affiliate) is aware, or

1.3.2	the Employee but not the Company nor CML (nor any Affiliate) is aware, or

1.3.3	one or more of the Company, CML and the Affiliates is aware but the Employee is not aware,

including any claim or right of action arising from a subsequent retrospective change or clarification of the law. The Employee acknowledges that she agrees to the terms of clause 1.2 notwithstanding that she acknowledges that she may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

1.4	The Employee acknowledges that the settlement of each of the claims set out in the sub-clauses to clauses 1 and 1.2 is and shall be construed as separate and severable (including in relation to each of the types of claim covered by the definition of Claims in clause 1.3) and in the event of the settlement of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the settlement of the other claims.

1.5	The Employee shall forthwith withdraw her subject access request made on 19 July 2016 under the Data Protection Act 1998 and warrant that she has not made, and undertake that she will not make, any request for assessment or other notification to the Information Commissioner or any application or claim to a Court of law in respect of any failure to comply with such subject access request. The Employee further undertakes that she will not make any further subject access requests to the Company, CML or any of their respective Group Companies in relation to the material she have previously requested.

1.6	It is a condition of this Agreement, and the Employee confirms, that:

1.6.1	the Employee has received independent legal advice from Martin Luff, a relevant independent adviser in the firm of Vinson & Elkins LLP, 20 Fenchurch Street, 24th Floor, London EC3M 3BY, as to the terms and effect of this Agreement and in particular its effect on her ability to pursue her rights before an Employment Tribunal;

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1.6.2	the conditions in Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010 and the Working Time Regulations 1998 regulating settlement agreements are satisfied; and

1.6.3	the relevant independent adviser named at clause 1.6.1 will provide to the Company’s solicitors forthwith upon the execution by the Employee of this Agreement a letter duly signed and dated in the form of the agreed draft at Schedule 1.

2.	MISCELLANEOUS

2.1.1	With the exception of the right of Group Companies or Affiliates to enforce the terms of clauses 1 and 1.2 of this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2.1.2	The rights of the Group Companies or Affiliates to enforce the terms of the clauses referred to in sub-clause 2.1.1 are subject to the term that the Company and CML have the right (which they may waive in whole or in part and without the consent of or consultation with the Group Company or the Affiliate) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or settlement of such proceedings) but will not owe any duty or have any liability to any of the Group Companies or Affiliates in relation to such conduct.

2.1.3	The parties to this Agreement may agree to rescind or vary any term of this Agreement without the consent of any Group Companies or Affiliates.

2.2	The terms of this Agreement shall prevail over the terms of the Assignment Letter where such terms in the Assignment Letter conflict with this Agreement in any way, except as otherwise provided in the US Release.

2.3	The Employee confirms that, except as provided in this Agreement and/or the US Release, she has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this Agreement and/or the US Release and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement:

2.3.1	the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement and/or the US Release are contained in this Agreement and/or the US Release; and

2.3.2	for the avoidance of doubt and without limitation, the Employee has no right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement and/or the US Release).

2.4	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts and tribunals.

2.5	This Agreement is without prejudice and subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document evidencing an agreement binding on the parties (notwithstanding that it may still be labelled “Draft”, “Without Prejudice” or “Subject to Contract”). This Agreement may be executed in any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing and dating any one or more of such counterparts.

2.6	Each of the provisions in this Agreement are separate and severable and, in the event of any such provision (including the defined expressions in sub clauses 3.1.1. to 3.1.7 inclusive) being determined as being unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining provisions or, in the case of part of a provision being unenforceable, the remainder of that provision.

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3.	INTERPRETATION

3.1	In this Agreement:

3.1.1	“Affiliates” shall have the meaning set out in clause 1;

3.1.2	“Assignment Letter” shall have the meaning set out in Recital (A);

3.1.3	“Associate” means a body corporate:

(A)	which for the time being is a Parent Undertaking of the Company or CML (as applicable) or a Subsidiary (other than the Company or CML or a Subsidiary of the Company or CML) of such a Parent Undertaking; or

(B)	in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a Parent Undertaking of the Company or by a Subsidiary (including the Company or CML) of such a Parent Undertaking or by a combination of two or more such Parent Undertakings or Subsidiaries;

3.1.4	“CML” means Cheniere Marketing Ltd.;

3.1.5	“Group Company” means a Subsidiary of the Company or CML (as applicable) or an Associate as defined in sub-clause 3.1.3;

3.1.6	“Subsidiary”, “Parent Undertaking” and “Equity Share Capital” shall have the respective meanings attributed to them by sections 1162 and 548 of the Companies Act 2006; and

3.1.7	“US Release” shall have the meaning set out in Recital (B).

3.2	In this Agreement, unless the context otherwise requires:

3.2.1	the contents page and headings and bold type face inserted in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

3.2.2	references to clauses, sub-clauses and Schedules are to clauses, sub-clauses and Schedules of this Agreement;

3.2.3	words in the singular include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender;

3.2.4	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or a partnership;

3.2.5	a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

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IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year written below.

EXECUTED AS A DEED by	)	[signature]

MEG GENTLE

in the presence of:	)	[signature]

Name of witness (in BLOCK CAPITALS)

Address of witness

DATED	)

EXECUTED AS A DEED by the Company	)	[signature]

acting by

in the presence of:	)	[signature]

Name of witness (in BLOCK CAPITALS)

Address of witness

DATED	)

EXECUTED AS A DEED by CML	)	[signature]

acting by

in the presence of:	)	[signature]

Name of witness (in BLOCK CAPITALS)

Address of witness

DATED	)

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SCHEDULE 1

LETTER FROM INDEPENDENT ADVISER

I, Martin Luff of Vinson & Elkins LLP, am a qualified lawyer and relevant independent adviser within the meaning of Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010 and the Working Time Regulations 1998.

I have advised Meg Gentle on the terms and effect of the Settlement Agreement between Meg Gentle and her employer, Cheniere Energy Inc. and Cheniere Marketing Ltd. dated August 26, 2016, in particular its effect on her ability to pursue her rights before an Employment Tribunal.

I confirm that at the time of giving that advice there was a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by Meg Gentle in respect of any loss which may arise in consequence of the advice.

Signed:

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